EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/21/26 to 2/9/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/20/2026	Sell	83,405	13.84
1/21/2026	Sell	38,359	13.84
1/22/2026	Sell	31,292	13.92
1/23/2026	Sell	10,055	13.96
1/26/2026	Sell	16,394	13.95
1/27/2026	Sell	11,085	14.01
1/28/2026	Sell	13,312	14.04
2/2/2026	Sell	46,167	14.20
2/3/2026	Sell	61,887	14.25
2/4/2026	Sell	102,393	14.31
2/5/2026	Sell	64,316	14.29
2/6/2026	Sell	13,600	14.47
2/9/2026	Sell	42,170	14.69